UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2005

Commission File Number: 1-9852

CHASE CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	11-1797126
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

26 Summer Street, Bridgewater, Massachusetts 02324

(Address of Principal Executive Offices, Including Zip Code)

(508) 279-1789

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

(A )   On October 14, 2005, Chase Corporation’s wholly owned subsidiary, Chase & Sons Limited,  entered into a sales and purchase agreement (the “Agreement”) to acquire all of the outstanding capital stock of Concoat Holdings Limited and its subsidiaries as described in Section 2.01.

(B)        In conjunction with its acquisition of Concoat Holdings Limited, on October 12, 2005, Chase Corporation entered into a term loan agreement with Citizens Bank of Massachusetts as described in Section 2.01.

(C)        At a meeting of the Directors of Chase Corporation held on October 17, 2005, the Board authorized a grant of 98,250 shares of common stock to certain members of management for the achievement of long term results in fiscal years 2002 through 2005. The Compensation Committee recommended the award after taking advice from an independent compensation consultant.

The grant of common stock was made from the 2001 Senior Management Stock Plan and included 57,419 shares to Peter Chase, President, CEO and Director of the Company and 19,807 shares to Everett Chadwick, Vice President – Finance, Treasurer and Chief Financial Officer of Chase Corporation.

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 14, 2005, Chase Corporation’s wholly owned subsidiary, Chase & Sons Limited, acquired all of the outstanding capital stock of Concoat Holdings Limited and its subsidiaries.  Concoat is a specialist manufacturer of materials used by the electronics industry around the world, based in Camberley, Surrey, England.  The total purchase price was approximately US $9,300,000 (using current foreign exchange rates) plus acquisition related costs and subject to adjustments, retentions and holdbacks as defined in the Agreement to account for certain potential post-closing adjustments.

The value of the holdbacks and retentions (which are included in the purchase price referred to above) total approximately US $1,300,000 using current foreign exchange rates.  Claims related to the retentions must be made in accordance with the terms of the Agreement, but in any event not later than 36 months from the acquisition date.  These retentions relate to final working capital adjustments, and property, tax and warranty retentions.  Monies not used for retention claims must be paid in full, with interest from the closing date at 4.5% per year, to the Seller’s representatives.

The transaction does not include the equipment portion of the Concoat business known as Concoat Systems which was spun off prior to Chase’s acquisition.  The net assets acquired by Chase Corporation include cash, inventories, trade receivables, property & equipment, trade payables and certain other current assets and liabilities.

Chase & Sons Limited, acquired all of the shares of Concoat Holdings Limited from Mr. A. W. Naisbitt, Mrs. D. Naisbitt, Mr. G.K. Naisbitt, and Mr. D. Greenman, former directors of Concoat Holdings Limited, and Mrs. S.K. Greenman, a shareholder of Concoat Holdings Limited.

Chase Corporation funded this acquisition through a loan in the amount US $7,800,000 from Citizens Bank of Massachusetts and the balance from the company’s normal operating line of credit.  The loan from Citizens Bank of Massachusetts is an unsecured, five year term note with interest payments due monthly and principal payments due quarterly.  Interest is calculated at the applicable LIBOR rate plus a margin of 1.5% per annum.  Interest payments are due on the first day of the month after the date of the loan advance (the “First Payment Date”) and thereafter on each monthly anniversary of the First Payment Date.  In addition to monthly interest payments, Chase Corporation shall make quarterly payments of principal in the amount of $390,000 on each quarterly anniversary of the First Payment Date during the term of the note.

The loan is subject to certain covenants which require Chase Corporation to maintain certain financial ratios, including Total Liabilities to Tangible Net Worth and Debt Service Coverage ratios.  Prepayment of the note is allowed at any time during the term of the loan.

Citizens Bank from time to time has provided routine commercial banking services to Chase Corporation.

Concoat has been an agent, distributor and manufacturing licensee of Chase Corporation’s HumiSeal product line for nearly 25 years.  On October 17, 2005, Chase Corporation issued a press release announcing the acquisition, a copy of which is included as Exhibit 99.1 to this Current report on Form 8-K.

Item 2.02 - Results of Operations and Financial Condition

On October 17, 2005, Chase Corporation announced its fourth quarter and year-end results for the fiscal year ended August 31, 2005. A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 2.01.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Chase Corporation on October 17, 2005 announcing its Concoat acquisition.

99.2	Press release issued by Chase Corporation on October 17, 2005 announcing its fourth quarter financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Chase Corporation

Dated: October 20, 2005	By:	/s/ Peter. R. Chase
Peter R. Chase
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Chase Corporation on October 17, 2005 announcing its Concoat acquisition.

99.2	Press release issued by Chase Corporation on October 17, 2005 announcing its fourth quarter financial results.